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                                                                     EXHIBIT 4.8
                             CONTRIBUTION AGREEMENT

     This CONTRIBUTION AGREEMENT (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the "Agreement") is entered into as of December 21, 1995 by and among SkyTel Corp., a Delaware corporation (the "Borrower"), Mobile Telecommunication Technologies Corp., a Delaware corporation ("Mtel"), Mtel Paging, Inc., a Delaware corporation ("Mtel Paging"), and the Subsidiaries of Mtel (other than the Borrower and Mtel Paging) which are party to the Credit Agreement (as hereinafter defined) (such Subsidiaries being referred to herein collectively as the "Contributors" and individually as a "Contributor") for the purpose of establishing the respective rights and obligations of contribution among the Contributors, the Borrower, Mtel and Mtel Paging in connection with the Credit Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.


                                    Recitals

     WHEREAS, SkyTel, Mtel, Mtel Paging and the Contributors have entered into a Credit, Security, Guaranty and Pledge Agreement dated as of December 21, 1995, with the lenders referred to therein (the "Lenders"), Chemical Bank, as Administrative Agent (the "Administrative Agent"), Credit Lyonnais New York Branch, as Documentation Agent, and J.P. Morgan Securities Inc., as Co-Syndication Agent (said agreement, as it may be amended, supplemented or otherwise modified, renewed or replaced from time to time in accordance with its terms being the "Credit Agreement"), pursuant to which (i) the Lenders have made certain commitments, subject to the terms and conditions set forth therein, to extend a credit facility to the Borrower and (ii) Mtel, Mtel Paging and each of the Contributors has guaranteed the Obligations (such term being used herein as defined in the Credit Agreement) of the Borrower;

     WHEREAS, pursuant to the Credit Agreement, the Borrower, Mtel, Mtel Paging and each of the Contributors has granted to the Administrative Agent for the benefit of the Lenders a security interest in the Collateral as security for their respective obligations under the Credit Agreement;

     WHEREAS, as a result of the transactions contemplated by the Credit Agreement, Mtel, Mtel Paging and the Contributors will benefit, directly and indirectly, from the Obligations and in consideration thereof desire to enter into this Agreement to allocate such benefits among themselves and to provide a fair and equitable arrangement to make contributions and for the Borrower, Mtel and Mtel Paging to make contributions in the event any payment is made by a Contributor under the Credit Agreement or
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the Administrative Agent (on behalf of the Lenders) exercises recourse against any of the Collateral owned by a Contributor (such payment or recourse being referred to herein as a "Contribution");

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, Mtel, Mtel Paging and the Contributors hereby agree as follows:

     SECTION I. Contribution. In order to provide for just and equitable contribution in the event any Contribution is made by a Contributor (a "Funding Contributor") under the Credit Agreement, that Funding Contributor shall be entitled to a contribution from certain other Contributors and from the Borrower, Mtel and Mtel Paging for all payments, damages and expenses incurred by that Funding Contributor in discharging any of the Obligations, in the manner and to the extent set forth in this Agreement. The amount of any Contribution under this Agreement shall be equal to the payment made by the Funding Contributor pursuant to the Credit Agreement or the fair saleable value of the Funding Contributor's portion of the Collateral against which recourse is exercised, and shall be determined as of the date on which such payment is made or recourse is exercised, as the case may be.

     SECTION II. Benefit Amount Defined. For purposes of this Agreement, the "Benefit Amount" of any Contributor, the Borrower, Mtel or Mtel Paging (as applicable) as of any date of determination shall be the net value of the benefits to such Contributor, the Borrower, Mtel or Mtel Paging (as applicable) and all of such Credit Party's respective Subsidiaries (including any Subsidiaries which may be Contributors) from extensions of credit made by the Lenders to the Borrower under the Credit Agreement. Such benefits (collectively, the "Benefits") of a Contributor shall include, without limitation, benefits of funds constituting proceeds of Loans which are advanced to the Borrower by the Lenders and which are in turn advanced or contributed by the Borrower to such Contributor or any of its Subsidiaries. In the case of any proceeds of Loans or Benefits advanced or contributed to, or received by, a Person (an "Owned Entity") any of the equity interests of which are owned directly or indirectly by a Contributor, the Borrower, Mtel or Mtel Paging, the Benefit Amount of such Contributor, the Borrower, Mtel or Mtel Paging (as applicable) with respect thereto shall be that portion of the net value of the benefits attributable to such proceeds of Loans or Benefits equal to the direct or indirect percentage ownership of such Contributor, the Borrower, Mtel or Mtel Paging (as applicable) in its Owned Entity.

                  SECTION III. Contribution Obligation. The Borrower, Mtel, Mtel Paging and each Contributor shall be liable to a

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Funding Contributor in an amount equal to the greater of (A) the product of (i)
a fraction the numerator of which is the Benefit Amount of the Borrower, Mtel, Mtel Paging or such Contributor (as applicable), and the denominator of which is the total amount of Obligations and (ii) the amount of Obligations paid by such Funding Contributor and (B) 95% of the excess of the fair saleable value of the property of the Borrower, Mtel, Mtel Paging or such Contributor over the total liabilities of the Borrower, Mtel, Mtel Paging or such Contributor (including the maximum amount reasonably expected to become due in respect of contingent liabilities), as the case may be, determined as of the date on which the payment by a Funding Contributor is deemed made for purposes of this Agreement or any recourse is exercised against a Funding Contributor's portion of the Collateral, as the case may be (giving effect to all payments made by other Funding Contributors and to the exercise of recourse against any other Funding Contributor's portion of the Collateral as of such date in a manner to maximize the amount of such contributions).

     SECTION IV. Allocation. In the event that at any time there exists more than one Funding Contributor with respect to any Contribution (in any such case, the "Applicable Contribution"), then payment from other Contributors, the Borrower, Mtel or Mtel Paging pursuant to this Agreement shall be allocated among such Funding Contributors in proportion to the total amount of the Contribution made for or on account of the Obligations by each such Funding Contributor pursuant to the Applicable Contribution. In the event that at any time any Contributor pays an amount under this Agreement in excess of the amount calculated pursuant to clause (A) of Section 3 hereof, that Contributor shall be deemed to be a Funding Contributor to the extent of such excess and shall be entitled to contribution from the Borrower, Mtel, Mtel Paging and the other Contributors in accordance with the provisions of this Agreement.

     SECTION V. Subrogation. Any payments made hereunder by the Borrower shall be credited against amounts payable by the Borrower pursuant to any subrogation rights of the Contributors, Mtel or Mtel Paging which received the payments under this Agreement.

     SECTION VI. Preservation of Rights. This Agreement shall not limit any right which any Contributor, the Borrower, Mtel or Mtel Paging may have against any other Person which is not a party hereto.

                  SECTION VII. Subsidiary Payment. The amount of contribution payable under this Agreement by any Contributor shall be reduced by the amount of any contribution paid hereunder by a Subsidiary of such Contributor.


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     SECTION VIII. Equitable Allocation. If as a result of any reorganization, recapitalization, or other corporate change in the Borrower, Mtel, Mtel Paging or any Affiliate or Subsidiary of the Borrower, Mtel or Mtel Paging (including, without limitation, any Contributor), or as a result of any amendment, waiver or modification of the terms and conditions governing the Credit Agreement or the Obligations, or for any other reason, the contributions under this Agreement become inequitable, then the parties hereto shall promptly modify and amend this Agreement to provide for an equitable allocation of the contributions. Any of the foregoing modifications and amendments shall be in writing and signed by all parties hereto.

     SECTION IX. Asset of Party to Which Contribution is Owing. The parties hereto acknowledge that the right to contribution hereunder shall constitute an asset in favor of the party to which such contribution is owing.

     SECTION X. Subordination. No payments payable by the Borrower, Mtel, Mtel Paging or a Contributor pursuant to the terms hereof shall be paid until all Obligations then due and payable by the Borrower to any Lender, are paid in full in cash and the Commitments are terminated. Nothing contained in this Agreement shall affect the Obligations or the obligations of any party hereto to any Lender under the Credit Agreement or any other Fundamental Document.

     SECTION XI. Successors and Assigns; Amendments. This Agreement shall be binding upon each party hereto and its respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns, and in the event of any transfer or assignment of rights by the Borrower, Mtel, Mtel Paging or a Contributor (as applicable), the rights and privileges herein conferred upon the Borrower, Mtel, Mtel Paging or that Contributor (as applicable) shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Except as specifically required under Section 8 hereof, this Agreement shall not be amended without the prior written consent of the Required Lenders.

     SECTION XII. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     SECTION XIII. Termination. This Agreement shall remain in effect and shall not terminate until the earlier to occur of

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(a) the Flip Date and (b) the date on which all of the Obligations shall have been fully paid and performed and the Commitments (including any commitment to issue any Letter of Credit) shall have terminated and all Letters of Credit shall have expired, or been terminated or cancelled.

     SECTION XIV. CHOICE OF LAW. THIS AGREEMENT AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN THE STATE OF NEW YORK.

     SECTION XV. Counterparts. This Agreement, and any modifications or amendments hereto, may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original for all purposes, but all such counterparts taken together shall constitute one and the same instrument.

     SECTION XVI. Effectiveness. This Agreement shall become effective as to any party upon the execution hereof by such party and delivery of its executed counterpart to the Administrative Agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

SKYTEL CORP.


By /s/ J. Robert Fugate
  ---------------------------------
  Name : J. Robert Fugate
  Title: Vice President - Finance
         and Chief Financial
         Officer


MOBILE TELECOMMUNICATION
TECHNOLOGIES CORP.


By /s/ J. Robert Fugate
  ---------------------------------
  Name : J. Robert Fugate
  Title: Vice President - Finance
         and Chief Financial
         Officer


MTEL PAGING, INC.


By /s/ J. Robert Fugate
  ---------------------------------
  Name : J. Robert Fugate
  Title: Vice President - Finance
         and Chief Financial
         Officer


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MTEL INTERNATIONAL, INC.
MTEL LATIN AMERICA, INC.
MTEL PUERTO RICO, INC.
UNITED STATES PAGING CORPORATION
DESTINEER CORPORATION
MOBILECOMM EUROPE INC.
MTEL SPACE TECHNOLOGIES CORPORATION
MTEL TECHNOLOGIES, INC.
MTEL MAINE, INC.
COM/NAV REALTY CORP.
INTELLIGENT INVESTMENT PARTNERS,
   INC.


By /s/ J. Robert Fugate
  --------------------------------
  Name : J. Robert Fugate
  Title: Vice President - Finance
         and Chief Financial
         Officer


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